Exhibit 10.3

EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of October 1, 2001 by and between United Therapeutics Corporation (the “Company”) and Barry Kanarek, Ph.D. (“Executive”).

     WHEREAS, the Company currently employs Executive as the President of its Unither Pharmaceuticals, Inc. subsidiary, and Executive shall continue in this capacity subject to the terms and conditions contained herein; and

     WHEREAS, the parties desire this Agreement to supersede and replace all previous agreements for employment entered into between the Company and Executive.

     NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows.

     1.     Employment. Company agrees to continue to employ Executive and Executive agrees to accept such continuing employment by the Company for the term set forth in Section 2 hereof and in the position and with the duties and responsibilities set forth in Section 3 hereof. Executive warrants that he is under no restriction that would prevent him from entering into this Agreement and from complying with all of its provisions to their fullest extent.

     2.     Term. The employment of Executive by the Company will commence on October 1, 2001 and end on the third anniversary of such date (the “Initial Term”), and thereafter shall continue from year to year for additional one-year terms (the “Additional Terms”), unless and until either party shall give notice of such party’s intent to terminate not less than 30 days prior to the end of the then-current Initial Term or Additional Term, which termination shall be effective at the expiration of said term, or until sooner terminated as hereinafter set forth.

     3.     Position and Duties. Executive shall continue to serve as President of Unither Pharmaceuticals, Inc., or such other Executive Position as the CEO determines, with such duties and responsibilities as are normally performed by the President of a biotechnology company or as otherwise assigned by the CEO of the Company. Executive shall have primary responsibility for the operations of the Company’s subsidiaries Unither Pharmaceuticals, Inc., Cooke Pharma, Inc., and Medicomp, Inc. These duties shall include, without limitation, the management of the Company’s iminosugar drug development program, and serving as Chief Operating Officer of Cooke Pharma, Inc. and Medicomp, Inc. Executive shall at all times exert his best efforts and loyalty on behalf of the Company and shall devote full time and attention to such employment. Executive agrees to abide by all employment guidelines and policies as may be developed from time to time by the Company, including, without limitation, the United Therapeutics Corporation Company Manual, the United Therapeutics Corporation Securities Trades by

Company Personnel Policy, and the United Therapeutics Corporation Media & Analyst Communication Policy.

     4.     Compensation and Related Matters. Effective October 1, 2001, the Company shall provide the following compensation and benefits to Executive:

             (a)     The Company shall pay to Executive an annual base salary of Two Hundred Thousand Dollars ($200,000) (the “Base Salary”). The Base Salary shall be payable semi-monthly or in such other installments as shall be consistent with the Company’s payroll procedures. The Company shall deduct and withhold all necessary social security and withholding taxes and any other similar sums required by law or authorized by Executive with respect to payment of the Base Salary and all other amounts and benefits payable under this Agreement.

             (b)     Executive shall be entitled to participate in any group life, disability and medical insurance or other benefit plan or arrangement available generally to the employees of the Company as determined by the Board of Directors.

             (c)     Executive shall be entitled to receive bonus compensation according to the following schedule:

                       (i)     For 2002, Executive shall be entitled to receive $10,000 and options to purchase 10,000 shares of the Company’s common stock for each calendar quarter that Medicomp is cash-flow positive, and $10,000 and options to purchase 10,000 shares of the Company’s common stock for each calendar quarter that Cooke Pharma is cash-flow positive;

                       (ii)     For 2003, Executive shall be entitled to receive $10,000 and options to purchase 10,000 shares of the Company’s common stock for each calendar quarter that Medicomp produces revenue at a $10 million annualized rate, and $10,000 and options to purchase 10,000 shares of the Company’s common stock for each calendar quarter that Cooke Pharma concludes with 10,000 paying subscribers at $49.99/month or more;

                       (iii)    For 2004, Executive shall be entitled to receive $10,000 and options to purchase 10,000 shares of the Company’s common stock for each calendar quarter that Medicomp produces at least ten cents per share of the Company’s earnings, and $10,000 and options to purchase 10,000 shares of the Company’s common stock for each calendar quarter that Cooke Pharma produces at least ten cents per share of the Company’s earnings;

                       (iv)    The exercise price of all options to purchase shares of the Company’s common stock granted in this Section 4(c) shall be at the NASDAQ closing price of the Company’s common stock on January 1, 2002;

                       (v)     Options granted in this Section 4(c) shall vest as follows: 50% of the options allocable to each calendar quarter shall vest upon achievement of the corresponding milestone, and 50% shall vest 12 months from achievement of the milestone. The Company shall make the determination of whether or not a particular milestone has been achieved based upon information contained in the Company’s Quarterly Report filed with the SEC on Form 10-Q and such other books and records of the Company maintained in the ordinary course of business. Cash bonuses earned hereunder shall be payable to Executive upon the Company’s determination that a corresponding option grant has vested.

             (d)     All options previously awarded Executive, whether under any prior agreement or otherwise, shall be unaffected by this Agreement.

     5.     Expenses. Executive shall be reimbursed by the Company for reasonable travel and other expenses that are incurred and accounted for in accordance with the Company’s normal practices and policies.

     6.     Vacation. Executive shall be entitled to vacation at such time or times and for such period or periods as shall be mutually agreed upon by Executive and the CEO, with the number of vacation days determined in accordance with the Company’s employee manual.

     7.     Termination of Employment.

             (a)     Executive’s employment hereunder shall terminate upon Executive’s death.

             (b)     The Company may terminate Executive’s employment hereunder as set forth in Section 2 above, and under the following circumstances:

                       (i)     If, as a result of Executive’s incapacity due or other disability owing to physical or mental illness, Executive shall have been unable to perform all of Executive’s material duties hereunder by reason of illness, or physical or mental disability or other similar capacity, which inability shall continue for more than two (2) consecutive months, the Company may terminate Executive’s employment hereunder.

                       (ii)     The Company may terminate Executive’s employment hereunder for “Cause.” For purposes of this Agreement, the Company shall have “Cause” to terminate Executive’s employment hereunder upon the (A) failure of Executive (other than for reasons described in Sections 7(a) and 7(b)(i) hereof) to perform or observe any of the material terms or provisions of this Agreement; (B) negligent or unsatisfactory performance of Executive’s duties under this Agreement and the failure of Executive, within 10 days after receipt of notice from the Company setting forth in reasonable detail the nature of Executive’s negligent or unsatisfactory performance, (i) to provide the Company with a reasonably satisfactory explanation of Executive’s actions (or inaction) and (ii) to correct to the satisfaction of the Company any reasonably identified deficiencies; (C) employment- or profession-related misconduct or other employment- or profession-related similar action on the part of Executive; (D) conviction of Executive of a crime involving a felony, fraud, embezzlement or the like; or (E) misappropriation of the Company funds or misuse of the Company’s assets by Executive, or other act of dishonesty by Executive.

             (c)     Any termination of Executive’s employment by the Company or by Executive (other than pursuant to Section 7(a) hereof) shall be communicated by written

“Notice of Termination” to the other party hereto in accordance with Section 10(c) hereof, which shall indicate the specific termination provision in this Agreement relied upon, if any, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated.

             (d)     For purposes of this Agreement, the “Date of Termination” shall mean (i) if Executive’s employment is terminated by Executive’s death, the date of Executive’s death; (ii) if Executive’s employment is terminated pursuant to Section 7(b)(i) hereof, thirty (30) days after the Notice of Termination; provided, that Executive shall not have returned to the performance of Executive’s duties on a full-time basis during such thirty (30) day period; (iii) if Executive’s employment is terminated pursuant to Section 7(b)(ii) hereof, the date specified in the Notice of Termination (which date, in the case of termination of Executive’s employment solely pursuant to clause (B) of Section 7(b)(ii) by reason of inadequate performance, shall not be sooner than thirty (30) days from the date of the Notice of Termination); and (iv) if Executive’s employment is terminated for any other reason, the date on which the Notice of Termination is given.

             (e)     Following termination of this Agreement, Executive shall promptly make himself reasonably available to assist the Company with any information or other requests.

             (f)     For a period of 91 days following termination of this Agreement, Executive shall not trade in the Company’s stock and shall not make and corresponding filings with the SEC without obtaining advance written permission of the Company’s General Counsel.

     8.     Compensation Upon Termination.

             (a)     If Executive’s employment is terminated by Executive’s death, the Company shall pay to Executive’s estate or as may be directed by the legal representatives of such estate, Executive’s full Base Salary through the Date of Termination at the rate in effect at the time of Executive’s death and all other unpaid amounts, if any, to which Executive is entitled as of such date in connection with any fringe benefits or under any incentive compensation plan or program of the Company pursuant to Section 4(c) hereof, at the time such payments are due.

             (b)     During any period that Executive fails to perform Executive’s duties hereunder solely as a result of incapacity due to physical or mental illness (“Disability Period”), Executive shall continue to receive Executive’s full base salary through the Date of Termination at the rate in effect at the time the Notice of Termination is given and all other unpaid amounts, if any, to which Executive is entitled as of the Date of Termination in connection with any fringe benefits or under any incentive compensation plan or program of the Company hereof, at the time such payments are due; provided that payments so made to Executive during the Disability Period shall be reduced by the sum of the amounts, if any, payable to Executive at or prior to the time of any such payment under disability benefit plans of the Company and which amounts were not previously applied to reduce any such payment.

             (c)     If Executive shall terminate Executive’s employment or the Company terminates Executive’s employment for Cause as provided in Section 7(b)(ii) hereof, the Company shall pay Executive Executive’s full Base Salary through the Date of Termination at the rate in effect at the time the Notice of Termination is given, and the Company shall have no further obligations to the to Executive under this Agreement.

             (d)     Subject to Section 8(e) below, if the Company terminates Executive’s employment without Cause, the Company shall pay to Executive an amount equal to 180 days of Executive’s Base Salary, payable in semi-monthly installments and as is otherwise consistent with the Company’s payroll procedures.

             (e)     If Executive chooses to terminate his employment or the Company terminates Executive’s employment without Cause solely as a result of either (i) the transfer of control of the Company by acquisition, merger, or hostile takeover, or (ii) if the Company’s current CEO Martine Rothblatt leaves employment with the Company and Executive then chooses to leave employment with the Company or is terminated without Cause, then the Company shall pay to Executive an amount equal to 360 days of Executive’s Base Salary, payable in semi-monthly installments and as is otherwise consistent with the Company’s payroll procedures.

             (f)     Compensation to Executive upon termination described in this Section 8 shall be and is hereby made expressly contigent upon Executive’s ongoing compliance with non-competition, confidentiality, non-solicitation, continuing cooperation and all other obligations of Executive that survive termination of this Agreement.

     9.     Intellectual Property Rights. Because of the highly specialized and technical nature of the business of the Company and the nature and scope of Executive’s employment, Executive agrees that any and all rights, title, and interest, including but not limited to domestic and foreign patents, copyrights, trademarks and trade secrets, in and to all inventions, processes, computer programs, photographic, written or artistic works, or other forms of intellectual property (“Intellectual Property”) which employee makes, conceives, reduces to practice or develops, in whole or in part, during the term of this Agreement in the furtherance of the Company’s business and in connection with specific Company projects as defined in this Section 9 (whether or not made during the hours of employment or with the use of Company’s materials, facilities or personnel, either solely or jointly with others), or after termination of employment if such Intellectual Property is based upon Confidential Information, shall be the sole and exclusive property of the Company, and its respective successors, licensees, and assigns. In full consideration of the compensation provided to Executive by the Company, Executive agrees to each and all of the following:

             (a)     Work Made for Hire. Executive acknowledges and agrees that all works of authorship created by Executive as an employee of the Company is a commissioned “work for hire” within the meaning of United States copyright law which will be owned solely and exclusively by the Company. If the work is determined not to be a “work for hire” or such doctrine is not effective, Executive hereby irrevocably assigns, conveys and otherwise transfers to the Company, and its respective successors, licensees, and assigns, all right, title and interest worldwide in and to the work and all proprietary rights therein, including, without limitation, all copyrights, trademarks, design patents, trade secret rights, moral rights, and all contract and licensing rights, and all claims and causes of action with respect to any of the foregoing, whether now known or hereafter to become known. In the event that Executive has any Intellectual Property right that cannot be assigned, Executive agrees to waive enforcement worldwide of such right against the Company, its distributors and licensees or, if necessary, exclusively license such right, worldwide to the Company with the right to sublicense. These rights are assignable by the Company. Executive has not and hereby does not transfer any Intellectual Property rights owned or held solely by Executive to the Company relating to periods prior to the date of this Agreement and retains all rights to same provided, however, that Executive acknowledges that Intellectual Property rights that he created as an employee of the United Therapeutics Corporation prior to the date of this Agreement, and not otherwise previously assigned or transferred prior to the date of this Agreement are solely owned by the Company as a work made for hire.

             (b)     Original Work. Executive agrees that Executive will not include any copyrighted or patented material owned by a third party in any written, copyrightable or patentable material furnished or delivered by Executive under this Agreement without the unconditional written consent of the copyright or patent owner unless specific written approval of the Company for inclusions of such copyrighted or patented material is secured in advance. Executive also agrees that all work (or tangible expression of an idea) that Executive creates or contributes to the Company in the course of Executive’s employment hereunder will be created solely by Executive, will be original to Executive, and will be free of any third party claims or interests.

             (c)     Applications for Patent, Copyrights and Trademarks. Executive shall, if the Company so decides at its sole discretion and expense, apply for United States and foreign letters patent, copyrights, and/or trademarks, either in Executive’s name or as the Company in its sole discretion may direct. Executive hereby grants the Company the exclusive right, and appoints the Company as Executive’s attorney-in-fact, to execute and prosecute an application for domestic and/or foreign patent or other statutory protection, and Executive shall execute and deliver to the Company, without charge to the Company but at the Company’s expense, such other documents of registration and recordation, and do such other acts, such as give testimony in support of Executive’s inventorship, as may be necessary in the opinion of the Company to vest in the Company or any other party nominated by the Company, or otherwise to protect, the exclusive rights conveyed and/or granted to the Company pursuant to this Agreement. Executive’s duty to support the Company’s claim of rights in patents, copyrights, or trademarks claimed by the Company, and resulting from Executive’s service to the Company as its employee, shall continue for the life of any such patent, copyright or trademark.

             (d)     Assignment Except as otherwise may be agreed by the parties in a signed writing, Executive agrees to assign to the Company and its respective successors, licensees, and assigns, all of Executive’s rights, title and interests in and to the Intellectual Property governed by this Agreement and all rights, title, and interests in and to United States and foreign letters patent, copyrights, and trademarks resulting therefrom. Executive acknowledges this provision and understands fully its implications and meaning.

             (e)     Use. The Company and its respective successors, licensees, and assigns, shall have the sole and exclusive right to practice, or to make, use or sell products, processes or services derived from any discoveries or creations within the scope of this Agreement or created by Executive and covered by the terms of this Agreement, whether or not patentable or copyrightable under the laws of any jurisdiction, or protected by the trade secret laws of any jurisdiction.

             (f)     Trade Secret Protection. In the event that the Company decides not to pursue patent, copyright or trademark protection for any discovery or creation made by Executive, and instead decides to protect the discovery or creation pursuant to the trade secret laws of any jurisdiction, such decision shall not be construed as a waiver of the Company’s rights pursuant to this Agreement. At the Company’s expense, Executive shall also take whatever steps are necessary to sustain the Company’s claim to such trade secrets, including but not limited to: (a) maintaining the confidential nature of any such discoveries or creations; and (b) testifying and providing other support and substantiation for the Company’s claims with regard to the discovery or creation.

             (g)     Reports. With respect to discoveries made by Executive covered by the terms of this Agreement, Executive shall maintain notebooks and other records adequate to describe such discovery to others conversant in the subject of the technology and to establish the date and circumstances of Executive’s discovery. Executive shall notify the Company’s General Counsel of any such discoveries and shall make copies of all documents or reports relating to such discoveries available to the Company. Any such discovery shall be reported to the Company’s General Counsel regardless of whether, in Executive’s opinion, a given discovery is of value to the Company, or is protectable under patent, copyright or the laws of any jurisdiction.

             (h)     Infringement Actions. In the event that the Company shall bring an infringement suit against any third parties or shall be sued by any third parties as a result of Executive’s authorship or creation, including any addition and/or modification of the aforementioned items of Confidential Information, Executive agrees to cooperate reasonably without charge to the Company, but at its request and expense, in defending against or prosecuting any such suit. This right shall be cumulative to any other rights of the Company hereunder.

     10.   Obligation of Confidentiality and Non-Competition.

             (a)     Executive agrees that Executive has a fiduciary duty to the Company and that Executive shall hold in confidence and shall not, except in the course of performing Executive’s employment obligations or pursuant to written authorization from the Company, at any time during or for five years after termination of Executive’s relationship with the Company knowingly (a) directly or indirectly reveal, report, publish, disclose or transfer the Confidential Information or any part thereof to any person or entity; (b) use any of the Confidential Information or any part thereof for any purpose other than for the benefit of the Company; (c) assist any person or entity other than the Company to secure any benefit from the Confidential Information or any part thereof or (d) solicit (on Executive’s behalf or on behalf of any third party) any employee of the Company for the purpose of providing services or products which Executive is prohibited from providing hereunder.

             (b)     Executive agrees that all Confidential Information, as defined below, shall belong exclusively and without any additional compensation to the Company. For the purposes of this Agreement, “Confidential Information” shall mean each of the following: (a) any information or material proprietary to the Company or designated as confidential either orally or in writing by the Company; and (b) any information not generally known by non- Company personnel; and (c) any information which Executive should know the Company would not care to have revealed to others or used in competition with the Company; and (d) any information which Executive made or makes, conceived or conceives, developed or develops or obtained or obtains knowledge or access through or as a result of Executive’s relationship with the Company (including information received, originated, discovered or developed in whole or in part by Executive) from the initial date of Executive’s employment with the Company.

             (c)     Executive agrees not to accept employment from, nor render services in any capacity for, nor have any other business relationships with, nor engage in any business activity in which it would be useful or helpful to Executive or others with whom he is associated for Executive to use or disclose Confidential Information of the Company with, a person or entity engaged in a business located anywhere in the world which directly competes with the Company’s then existing or planned business a period of one (1) year following Executive’s last receipt of compensation from the Company, whether the termination of Executive’s employment by either party was with or without Cause. A person or entity directly competes with the Company’s then existing or planned business if such individual or entity is engaged in, or about to become engaged in, research on, or development, production, manufacture, marketing, merchandising, leasing, selling, licensing, servicing or promotion of a Competing Product. As used in this Agreement, a “Competing Product” means any product, technology, process, system or service, in existence or under development, of any person or organization other than the Company which is the same as, similar to, competes with or has a usage allied to a product, technology, process, system or service in existence or planned by the Company as of the termination of Executive’s employment hereunder. The parties acknowledge that the Company’s business after the date of this Agreement may evolve into other or additional areas and activities. Executive and the Company agree that the terms of this Section 10(c) relating to non-competition are reasonable in scope and length and are necessary for the protection of the Company. In the event that a court finds the scope of this provision to be unreasonably broad or if the length of time of this provision is found to be unreasonably long, an arbitrator or court, as applicable, shall narrow the scope or shorten the length of time to the extent required to render the provision reasonable and enforceable and shall enforce the provision as so narrowed.

             (d)     While employed by the Company and for a period of one (1) year following Executive’s last receipt of compensation from the Company, whether the termination of Executive’s employment by either party was with or without Cause, Executive will not hire, induce, attempt to hire, assist in hiring, or cause to be hired, directly or indirectly, by another person or organization, any person who was an employee or a contractor of the Company. In addition, for the same period, Executive shall not identify, or furnish any information about, any other employee of the Company to any other person or organization for the purpose of assisting or facilitating the hiring efforts of such other person or organization.

     11.   Miscellaneous.

             (a)     Entire Agreement. This Agreement contains the entire agreement between the parties hereto relating to the subject matter hereof, and this Agreement supersedes all prior understandings and agreements, whether oral or written, relating to the employment of Executive by the Company.

             (b)     Assignment. This Agreement shall not be assignable or otherwise transferable by either party hereto, but any amounts owing to Executive upon Executive’s death shall inure to the benefit of Executive’s heirs, legatees, legal representatives, executor or administrator. Notwithstanding the foregoing, this Agreement applies with the prior written consent of Executive, which consent shall not be unreasonably withheld. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and any such respective heirs, legatees, executors, administrators, representatives, successors and assigns.

             (c)     Notices. All notices, demands, requests or other communications which may be, or are required to be given, served or sent by any party to any party pursuant to this Agreement shall be in writing and shall be mailed by first class, registered or certified mail, return receipt requested, postage prepaid, or transmitted by hand delivery, telegram or telex and addressed as follows:

If to Executive:	Barry Kanarek, Ph.D.

If to the Company:
United Therapeutics Corporation 1110 Spring Street Silver Spring, Maryland 20910
Attn: Martine A. Rothblatt, CEO
With a copy to:
Paul A. Mahon, Esq. United Therapeutics Corporation 1735 Connecticut Avenue, N.W. Washington, D.C. 20009

             (d)     Amendment; Waiver. This Agreement shall not be amended, altered, modified or discharged except by an instrument in writing duly executed by Executive and the Company. Neither the waiver by the parties hereto of a breach of, or default under, any of the provisions of this Agreement, nor the failure of either of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall thereafter be construed as a waiver of any such provisions, rights or privileges hereunder.

             (e)     Severability. The invalidity or unenforceabilty of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

             (f)     Applicable Law. This Agreement and the rights and obligations of the parties under this Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of Maryland, exclusive of the choice-of-laws rules thereunder. The parties hereby irrevocably consent and submit to the exclusive jurisdiction of the courts located in the State of Maryland in connection with any suit, action or other proceeding concerning the interpretation or enforcement of this Agreement. Each party waives and agrees not to assert any defense that such courts lack jurisdiction, venue is improper, inconvenient forum or otherwise.

             (g)     Survival. It is the express intention and agreement of the parties hereto that the provisions of Sections 7, 8, 9, and 10 hereof shall survive the termination of employment of Executive. In addition, all obligations of the Company to make payments hereunder shall survive any termination of this Agreement on the terms and conditions set forth.

             (h)     Execution. To facilitate execution, this Agreement may be executed in as many counterparts as may be required; and it shall not be necessary that the signatures of, or on behalf of, each party, or that the signatures of all persons required to bind any party, appear on each counterpart; but it shall be sufficient that the signature of, or on behalf of, each party, or that the signatures of the persons required to bind any party, appear on one or more of the counterparts. All counterparts shall collectively constitute a single agreement. It shall not be necessary in making proof of this Agreement to produce or account for more than a number of counterparts containing the respective signatures of, or on behalf of, all of the parties hereto.

     IN WITNESS WHEREOF, the undersigned have duly executed this Agreement, or have caused this Agreement to be duly executed on their behalf, as of the date first above written.

UNITED THERAPEUTICS CORPORATION
/s/ Barry Kanarek	/s/ Martine Rothblatt

Barry Kanarek, Ph.D.	Martine A. Rothblatt, CEO